Exhibit 10.1

REVOLVING LOAN CREDIT AGREEMENT

CREDIT AGREEMENT, dated as of December 20, 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), is made by and between American Heritage Life Insurance Company, a life insurance company domiciled in Florida (together with its successors and assigns, the “Lender”), and Road Bay Investments, LLC, a limited liability company organized under the laws of the State of Delaware (together with its successors and assigns, the “Borrower”).

WHEREAS, the Borrower desires to borrow, and the Lender agrees to extend, revolving credit loans to the Borrower during the period from and after the Closing Date (as hereafter defined) in accordance with the terms and conditions of this Credit Agreement.

NOW, THEREFORE, the Borrower and the Lender hereby agree as follows:

1.         Definitions. As used in this Credit Agreement, unless otherwise defined herein, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Authorized Officer” means the President, Chief Financial Officer, Controller, or Treasurer or any Assistant Treasurer of the Borrower.

“Borrower” is defined in the preamble of this Credit Agreement.

“Borrowing Date” shall mean the date on which a Revolving Loan is made by the Lender in favor of the Borrower.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are required or authorized to be closed in Chicago, Illinois; provided, however, that when used in connection with the calculation or determination of LIBOR or the payment or prepayment of any amounts accruing interest at such rate or providing notices in connection with such rate, “Business Day” shall mean any Business Day in Chicago in which dealings in Dollars are carried on in the London interbank market.

“Closing Date” shall mean December 20, 2010 or such other date on which the conditions precedent set forth in Section 4 hereof have been satisfied in full or waived in accordance with the terms hereof.

“Commitment Fee” is defined in Section 2.9 hereof.

“Default” means any event or circumstance that with the giving of notice, the lapse of time or both would constitute an Event of Default.

“Dollars” and the symbol “$” shall mean dollars in the lawful money of the United States of America.

“Event of Default” is defined in Section 5.1 hereof.

“Federal Funds Rate” shall mean (i) for any Business Day, the rate on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day by the Federal Reserve Bank of New York, and (ii) for any day which is not a Business Day, the Federal Funds Rate for the preceding Business Day.

“GAAP” shall mean generally accepted accounting principles in the United States of America.

“Indebtedness” shall mean, without duplication, the Borrower’s liabilities for borrowed money; liabilities for the deferred purchase price of property (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property); capitalized lease obligations; all liabilities for borrowed money secured by any lien with respect to any property owned by the Borrower (whether or not it has assumed or otherwise become liable for such liabilities); and any guaranty by the Borrower with respect to such liabilities or obligations of another person or entity.

“Interest Period” shall mean (a) the period commencing on the Borrowing Date of a Revolving Loan and ending on the numerically corresponding day in the calendar month that is three months after such Borrowing Date, and (b) thereafter, each period commencing on the last day of the immediately preceding Interest Period and ending on the numerically corresponding day in the calendar month that is three months thereafter; provided, however, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period which begins on a date for which there is no corresponding date in the calendar month during which such Interest Period is to end, shall end on the last Business Day of such calendar month, and (iii) no Interest Period shall end after the Maturity Date and any Interest Period which would, but for this clause, end after the Maturity Date shall instead end on the Maturity Date.

“Lender” is defined in the preamble of this Credit Agreement.

“LIBOR” shall mean, with respect to each day during each Interest Period pertaining to any Revolving Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR 01 Page (or any successor page) as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Screen LIBOR 01 Page (or any successor page), “LIBOR” shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Lender.

“Loan Account” is defined in Section 2.7 hereof.

“Loan Documents” shall mean each of this Credit Agreement, the Pledge and Security Agreement, and each other document, instrument and agreement executed and delivered pursuant to or in connection herewith or therewith, as the same may be amended, supplemented or otherwise modified from time to time.

“Maturity Date” shall mean December 31, 2013, or such earlier date on which the Revolving Loans are due and payable and the commitment of the Lender to make any such Revolving Loans has been terminated or otherwise cancelled (whether at stated maturity, by mandatory prepayment, by acceleration or otherwise) in accordance with the terms hereof.

“Notice of Borrowing” is defined in Section 2.1(b) hereof.

“Parent” shall mean The Allstate Corporation.

“Pledge and Security Agreement” means the agreement dated as of the date hereof between the Borrower and Lender in substantially the form attached hereto as Exhibit A.

“Revolving Credit Termination Date” shall mean December 31, 2013, or such later date as set forth in Section 2.5(d) hereof, or such earlier date on which the Revolving Loan Commitment is terminated in full hereunder.

“Revolving Loan” is defined in Section 2.1(a) hereof.

“Revolving Loan Commitment” is defined in Section 2.1(a) hereof.

“Total Assets” shall mean, at any time, the total assets of the Borrower which would be shown as assets on a balance sheet as of such time prepared in accordance with GAAP.

2.         The Revolving Loans.

2.1       The Revolving Loan Commitment and Making of Revolving Loans.

(a)       On the terms and subject to the conditions of this Credit Agreement, the Lender agrees, from time to time on any Business Day during the period commencing on the date hereof up to but excluding the Revolving Credit Termination Date, to make revolving loans to the Borrower (the “Revolving Loans”) in amounts, which together with all outstanding Revolving Loans, will not exceed in the aggregate the principal amount of $15,000,000 (the “Revolving Loan Commitment”).  The Revolving Loan Commitment shall be subject to reduction and/or termination as herein provided (including, without limitation, pursuant to Sections 2.5 and 5.2 hereof).  On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay, and re-borrow the Revolving Loans.  Any such borrowing shall be denominated in Dollars, as hereinafter provided, and shall be in the aggregate principal amount of $100,000 or any whole multiple thereof in excess of $100,000.  On the Revolving Credit Termination Date, the Revolving Credit Commitment shall terminate and the Lender shall have no obligation whatsoever to make any further Revolving Loans to the Borrower.

(b)       Each Revolving Loan shall be made upon written notice (in form and substance satisfactory to the Lender, a “Notice of Borrowing”), given by the Borrower to the Lender at least three and not more than five Business Days prior to the proposed borrowing date thereof.  Each Notice of Borrowing shall specify therein (A) the proposed borrowing date, which shall be a Business Day, and (B) the principal amount of such Revolving Loan.  Each Notice of Borrowing will be provided by an Authorized Officer. Upon fulfillment of the applicable conditions set forth in Section 4 hereof (or the waiver thereof by the Lender as herein prescribed), the Lender will make the proceeds of such Revolving Loan available to the Borrower in same day funds at the Lender’s Office at 3075 Sanders Road, Northbrook, Illinois 60062.

2.2       Interest.

(a)       Each Revolving Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the sum of (a) LIBOR and (b) 2.5%.

(b)       Subject to Section 2.4 hereof, interest shall be payable on each Revolving Loan (i) in arrears on the last day of each Interest Period, and (ii) on the date on which the principal amount of such Revolving Loan becomes due and payable hereunder (whether at stated maturity, by mandatory prepayment, optional prepayment, acceleration or otherwise).

(c)       Notwithstanding anything herein to the contrary, all accrued interest shall be payable on each date principal is payable hereunder pursuant to Sections 2.3 and 2.5 hereof or such earlier date as herein required.

(d)       Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

(e)       In the event, and on each occasion, that on the date two Business Days prior to the commencement of any Interest Period for any Revolving Loan which accrues interest at a rate based upon LIBOR, the Lender shall have in good faith determined that dollar deposits in the outstanding principal amount of such Revolving Loan are generally not available in the London interbank market, or that reasonable means do not exist for ascertaining LIBOR, or that the rates at which such dollar deposits are being offered will not adequately and fairly reflect the cost to the Lender of making or maintaining such Revolving Loan at LIBOR during such Interest Period, the Lender shall, as soon as practicable thereafter, give written notice of such determination to the Borrower.  In the event of any such determination, interest shall accrue with respect to such Revolving Loan during such Interest Period at a rate determined by reference to the Federal Funds

Rate plus 2%.  Each determination by the Lender hereunder shall be conclusive absent manifest error.

2.3       Principal Repayment.

(a)       The Borrower shall repay the outstanding principal balance of all outstanding Revolving Loans together with all other outstanding amounts due and owing hereunder or under the other Loan Documents on the Maturity Date.

(b)       The Borrower’s obligations to the Lender with respect to the payment of interest and principal with respect to the Revolving Loans shall be evidenced by this Credit Agreement and the Loan Account.

2.4       Default Interest. Any principal, interest or other amount which is not paid when due, whether at stated maturity, by mandatory prepayment, by acceleration or otherwise, shall bear interest from the day when due until such principal, interest or other amount is paid in full, payable on demand, at a rate equal at all times to the Federal Funds Rate plus 3.5%.

2.5       Termination, Reduction or Extension of Revolving Loan Commitment; Prepayment.

(a)       The Borrower shall have the right at any time or from time to time, without premium or penalty, upon not less than three Business Days’ prior written notice to the Lender from an Authorized Officer, to terminate or reduce the Revolving Loan Commitment.  Any such reduction of the Revolving Loan Commitment shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000. Any termination or reduction of the Revolving Loan Commitment shall be permanent.

(b)       Borrower shall have the right at any time or from time to time, without premium or penalty, to prepay all or any portion of the principal amount outstanding of Revolving Loans. Any prepayment shall be made together with accrued interest to the date of such prepayment on the amount prepaid; provided, however, that (i) prepayments of Revolving Loans prior to the Maturity Date shall not reduce the Revolving Loan Commitment; and (ii) all prepayments shall be in amounts not less than the lesser of $100,000 or an integral multiple thereof or the amount of any Revolving Loan being prepaid.  Each prepayment made pursuant to this Section shall be accompanied by the payment of accrued interest to date of such prepayment on the amount prepaid.

(c)       If the Borrower receives notice from the Lender that the aggregate principal amount of all Revolving Loans outstanding hereunder exceeds the Revolving Loan Commitment at any time, the Borrower shall prepay Revolving Loans, together with all accrued interest thereon, as necessary to eliminate such excess within two Business Days after receipt of such notice.

(d)       Subject to any applicable regulatory approvals, the Revolving Credit Termination Date may be extended any number of times as follows:

(i)        An Authorized Officer shall give the Lender written request at least one year and 30 days before the Revolving Credit Termination Date then in effect.

(ii)       The Lender shall consider and determine whether to grant such request and shall give a written notice of its decision within 30 days.

(iii)      In the event the Lender grants the Borrower’s request the Revolving Credit Termination Date then in effect shall extend for one calendar year.  Otherwise the Revolving Credit Termination Date shall remain unchanged.

2.6       Method of Payment.

(a)       All sums payable by the Borrower to the Lender hereunder shall be payable in Northbrook, Illinois, in Dollars in immediately available funds and without any defense, set-off or counterclaim no later than 12:00 noon (Northbrook time) on the day when due, for the account of and as directed by the Lender.  Any payments made after 12:00 noon (Northbrook time) on any day shall be deemed to have made on the immediately following Business Day.

(b)       Any payments shall be applied first to default charges, indemnities, expenses and other non-principal and interest amounts owed under any of the Loan Documents, if any, then to interest due and payable on the Revolving Loans, and thereafter to the principal amount of the Revolving Loans due and payable.

(c)       All computations of interest and fees shall be made by the Lender on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable; provided, however, that if a Revolving Loan is repaid on the same day on which it is made, one day’s interest shall be paid on such Revolving Loan.

(d)       Whenever any payment to be made hereunder or under any instrument delivered hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest; provided, however, that if such extension would cause such payment to be made in a new calendar month or beyond the Maturity Date, such payment shall be made on the next preceding Business Day.

2.7       Loan Account.  The Lender shall maintain on its books a loan account in the Borrower’s name (the “Loan Account”), showing the date and amount of each Revolving Loan, the amount of each principal payment and prepayment, the computation and payment of interest, and any other amounts due and sums paid hereunder and under the other Loan Documents.  The entries made by the Lender in the Loan Account shall be conclusive and binding on the Borrower and the Lender as to the amount at any time due from the Borrower, absent manifest error, provided the failure to so record or any error therein shall not in any manner affect the obligations of Borrower hereunder.

2.8       Use of Proceeds.  No proceeds of any of the Revolving Loans may be used to acquire any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended and as in effect from time to time, or any “Margin Stock”, as defined in Federal Reserve Board Regulation U or otherwise be used in a manner which would violate Section 7 of the Securities Exchange Act of 1934, as amended and as in effect from time to time, or any regulations issued pursuant thereto.

2.9       Commitment Fee.  The Borrower shall pay to the Lender on the last Business Day of each March, June, September and December while the Revolving Loan Commitment is in effect, but commencing on or as of March 31, 2011, a non-refundable commitment fee in arrears in an amount equal to 0.125% of the Revolving Loan Commitment.

3.         Covenants.  The Borrower hereby covenants to the Lender that, unless the Lender shall otherwise consent in writing, during the term of this Credit Agreement or so long as (a) any amounts owed hereunder or under any other Loan Document are outstanding, or (b) the Revolving Credit Commitment has not been reduced to zero, the Borrower shall (unless the prior written consent of the Lender has been obtained) perform the following obligations:

(a)       Notices.  The Borrower shall promptly notify the Lender of the occurrence of any Default or Event of Default, which notice shall be provided to the Lender as soon as possible, but in no event later than five days after the Borrower becomes aware of the same and shall include a statement as to what action the Borrower has taken and/or proposes to take with respect thereto.

(b)       Ratio of Indebtedness to Total Assets. Until this Credit Agreement is terminated and all obligations of the Borrower under this Credit Agreement have been paid or performed in full, the Borrower covenants and agrees that it will not directly or indirectly, create, incur, assume, guarantee, or otherwise become directly or indirectly liable with respect to any Indebtedness, unless on the date the Borrower becomes liable with respect to any such Indebtedness and immediately after giving effect thereto and the concurrent retirement of any other Indebtedness, no Event of Default exists and the aggregate amount of Borrower’s Indebtedness does not exceed 50% of its Total Assets as of the last day of its then most recently ended quarter.

4.         Conditions Precedent to the Initial Revolving Loans.

(a)       The obligation of the Lender to make the initial Revolving Loan is subject to the prior fulfillment of the following conditions:

(i)        Documents.  The Lender shall have received the following, each in form and substance satisfactory to the Lender:

(1)    Executed Agreement. This Credit Agreement, duly executed by an Authorized Officer (other than an Assistant Treasurer).

(2)    Pledge and Security Agreement.  The Pledge and Security Agreement, duly executed by an Authorized Officer (other than an Assistant Treasurer).

(3)    Notice of Borrowing. A Notice of Borrowing as required under Section 2.1(b) hereof.

(4)    Other Items.  Such other agreements, instruments, approvals, opinions and documents as the Lender may reasonably request.

(ii)       Fees and Expenses. The Lender shall have received all of the fees, costs and expenses that are then due and payable hereunder and under the other Loan Documents.

(iii)      Legality.  The making of the Revolving Loans shall not contravene any law, rule or regulation applicable to the Lender or the Borrower.

(iv)      Defaults.  No Default or Event of Default shall have occurred and be continuing on the date of such Revolving Loan or would result from making such Revolving Loan.

(b)       Subsequent Loans. The obligation of the Lender to make subsequent Revolving Loans shall, in addition to the fulfillment of the conditions set forth in paragraph (a) above, be subject to the following:

(i)        Notice of Borrowing. The Lender shall have received a Notice of Borrowing as required under Section 2.1(b) hereof.

(ii)       Fees and Expenses. The Lender shall have received all of the fees, costs and expenses that are then due and payable hereunder and under the other Loan Documents.

(iii)      Legality.  The making of such Revolving Loans shall not contravene any law, rule or regulation applicable to the Lender or the Borrower.

(iv)      Defaults.  No Default or  Event of Default shall have occurred and be continuing on the date of such Revolving Loans or would result from making of such Revolving Loans.

(v)       Other Items.  The Lender shall have received such other agreements, instruments, approvals, opinions and documents as the Lender may reasonably request.

5.       Events of Default.

5.1     Events of Default. Each of the following events and occurrences shall constitute an “Event of Default” under this Credit Agreement:

(a)       The Borrower shall fail to pay when due and payable any amount that the Borrower is obligated to pay under (i) this Credit Agreement, and, in the case of any such amounts other than the principal amount of any Revolving Loan, such failure shall continue for a period of three Business Days, (ii) any other Loan Document to which it is a party or (iii) any other instrument or agreement evidencing Indebtedness of the Borrower to the Lender, subject to any applicable grace period provided for therein; or

(b)       The Borrower shall fail to perform or shall violate any provision, covenant, condition or agreement of this Credit Agreement or any other Loan Document on its part to be performed or observed (other than those set forth in paragraph (a) of this Section 5.1) and such failure or violation is not remediable or, if remediable, continues unremedied for a period of 15 days after the earlier of (i) notice from the Lender or (ii) such time as the Borrower becomes aware of the same; or

(c)       The Borrower is adjudicated a bankrupt or insolvent, or admits in writing its inability to pay its debts as they become due or makes an assignment for the benefit of creditors, or ceases doing business as a going concern or applies for or consents to the appointment of any receiver or trustee, or such receiver, trustee or similar officer is appointed with the application or consent of the Borrower, or bankruptcy, dissolution, liquidation or reorganization proceedings (or proceedings similar in purpose and effect) are instituted by the Borrower or are instituted against (and not vacated or discharged within 30 days) the Borrower; or

(d)       The Parent shall cease to own, directly or indirectly, 100% of the membership interests in the Borrower.

5.2       Consequence of Default.  Upon the occurrence of any Event of Default described in Section 5.1 and during the continuance thereof, the Lender may, by notice of default given to the Borrower, terminate the Revolving Loan Commitment and declare all of the outstanding principal amount of all Revolving Loans and all other amounts payable hereunder, and under any other Loan Document to be immediately due and payable, whereupon the Revolving Loan Commitment shall be terminated and the unpaid principal amount of all outstanding Revolving Loans, together with accrued interest thereon, and all such other amounts, shall be immediately due and payable without presentment, protest, demand or other requirement of any kind, each of which is hereby expressly waived by the Borrower.

6.         Miscellaneous.

6.1       Entire Agreement.  This Credit Agreement, the other Loan Documents and the documents referred to herein and therein constitute the entire obligation of the parties with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to the transactions herein and therein contemplated.

6.2       No Waiver; Cumulative Rights.  The failure or delay of the Lender to require performance by the Borrower of any provision of this Credit Agreement shall not operate as a waiver thereof, nor shall it affect the Lender’s rights to require performance of such provision at any time thereafter, nor shall it affect or impair any of the remedies, powers or rights of the Lender with respect to any other or subsequent failure, delay or default. Each and every right granted to the Lender hereunder or under any other Loan Document or in connection herewith or therewith shall be cumulative and may be exercised at any time.

6.3       Successors and Assigns; Third Party Beneficiaries. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors.  This Credit Agreement shall not be transferred or assigned under any circumstances. Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any person or entity (other than the parties hereto and their respective successors and permitted transferees) any legal or equitable right, remedy, or claim under or by reason of this Credit Agreement.

6.4       GOVERNING LAW; CONSENT TO JURISDICTION.  THIS CREDIT AGREEMENT SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

6.5       Notices.  Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be delivered by the following means:  (i) hand delivery, (ii) overnight courier service (e.g., FedEx, or Airborne Express); (iii) registered or certified U.S. mail, postage prepaid, and return receipt requested; (iv) electronic e-mail; or (v) facsimile transmission. If any notice or other communication provided for herein is sent by any party by electronic e-mail it shall not be deemed to have been delivered to the addressee if the party sending such notice or communication receives a response from the intended addressee that he or she will not be able to retrieve e-mail due to vacation, other absence from the office, system failure, or other reason.  All such notices shall be delivered to the parties as set forth as follows:

To the Borrower:

Road Bay Investments, LLC

3075 Sanders Road, Suite G5C

Northbrook, Illinois 60062

Facsimile:  847-402-9116

Attention:  President

To the Lender:

American Heritage Life Insurance Company

3075 Sanders Road

Northbrook, Illinois 60062

Facsimile:  847-402-4346

Attention:  Commercial Mortgage Division

All notices and other communications given to any party hereto in accordance with the provisions of this Credit Agreement shall be deemed to have been given on the date of receipt.

6.6       Amendments, Waivers.

(a)       Except as otherwise expressly provided herein, no amendment or waiver of any provision of this Credit Agreement shall in any event be effective unless the same shall be in writing and signed by the parties hereto.

(b)       Each such amendment, waiver, or consent shall be effective only in the specific instance and for the specific purpose for which given. A failure or delay in exercising any right, power, or privilege with respect to this Credit Agreement will not be presumed to operate as a waiver, and a single or partial exercise of any right, power, or privilege will not be presumed to preclude any subsequent or further exercise of that right, power, or privilege or the exercise of any other right, power, or privilege.

6.7       Counterparts; Facsimile Signature.  This Credit Agreement may be signed in any number of counterparts.  Either a single counterpart or a set of counterparts when signed by all the parties hereto shall constitute a full and original agreement for all purposes. Delivery of any executed signature page hereof or of any amendment, waiver or consent to this Credit Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart thereof.

6.8       Severability.  Any provision of this Credit Agreement or any other Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their duly authorized representatives as of the date first written above.

ROAD BAY INVESTMENTS, LLC

By:	/s/ Mark W. Davis
Name: Mark W. Davis
Title: Chairman of the Board and President

By:	/s/ Steven E. Shebik
Name: Steven E. Shebik
Title: Chief Financial Officer

AMERICAN HERITAGE LIFE INSURANCE COMPANY

By:	/s/ John C. Pintozzi
Name: John C. Pintozzi
Title: Chief Financial Officer

By:	/s/ Mario Rizzo
Name: Mario Rizzo
Title: Vice President and Treasurer